Exhibit 99.1
Energy Transfer Equity Believes its Agreement to Acquire Southern Union is Superior to the Highly Conditional Proposal from Williams
DALLAS —June 23, 2011—— Energy Transfer Equity L.P. (NYSE:ETE) notes that Williams (NYSE:WMB) floated a non-binding, conditional proposal to acquire Southern Union Company (NYSE:SUG) in a fully-taxable transaction to SUG shareholders. ETE believes its binding agreement provides superior value to SUG shareholders as compared to the Williams proposal.
From a price standpoint, ETE’s transaction is not a $33.00 per share offer as Williams contends. Rather, the ETE transaction is a tax deferred structure that provides SUG shareholders significant potential upside through at least an 8.25% annualized yield (paid quarterly) as well as the ability for SUG shareholders, at their option, to convert into ETE common units at a fixed exchange ratio of 0.770x after the first anniversary of closing. Tellingly, prior to withdrawing equity research coverage on ETE today, Williams’ own financial advisors, Barclays Capital and Citi, had stated target prices of $53.00 and $52.50 respectively, representing an additional 15+% upside from ETE’s closing unit price of $45.57 on June 23, 2011.
Furthermore, the Williams proposal does not have committed financing, may have negative ratings consequences for SUG, is subject to completion of due diligence and may have material anti-trust regulatory challenges.
In contrast, ETE’s agreement with SUG has been unanimously approved by the Boards of Directors of both companies, is not subject to any financing conditionality or ETE unitholder approval and is not expected to result in any anti-trust issues. In addition, ETE’s transaction has been reviewed by all the credit rating agencies and is expected to have no ratings impact on the current ratings of SUG.
Additional Information
In connection with the transaction, ETE and SUG will file a joint proxy statement / prospectus and other documents with the SEC. Investors and security holders are urged to carefully read the definitive joint proxy statement / prospectus when it becomes available because it will contain important information regarding ETE, SUG and the transaction.
A definitive joint proxy statement / prospectus will be sent to stockholders of SUG seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive joint proxy statement / prospectus (when available) and other documents filed by ETE and SUG with the SEC at the SEC’s website, www.sec.gov. The definitive joint proxy statement / prospectus (when available) and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive joint proxy statement / prospectus (when available) and such other documents relating to SUG may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5444 Westheimer Road, Houston, Texas 77056, or from SUG’s website, www.sug.com.
ETE, SUG and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction.

Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement / prospectus when it becomes available.
The information contained in this press release is available on the ETE web site at www.energytransfer.com.
This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management team of ETE. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE. ETE does not undertake any obligation to update or revise any forward-looking statement to reflect new information or events.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the IDRs of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of RGNC and approximately 26.3 million RGNC limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (NASDAQ:RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. RGNC also owns the remaining 30 percent interest in Lone Star. RGNC’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP web site at www.regencyenergy.com.
Contacts
Investors
Energy Transfer Equity
Brent Ratliff
(214) 981-0700
MacKenzie Partners

Dan Burch / Lawrence Dennedy
(212) 929-5748 / (212) 929-5239
Media
Brunswick Group
Steve Lipin / Mark Palmer
(212) 333-3810 / (214) 459-8181
Vicki Granado
Granado Communications Group
(214) 599-8785